As filed with the Securities and Exchange Commission on December 24, 2008

Registration No. 333-155663

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

Amendment No. 1
to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-2046833 (I.R.S. Employer Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400
Greenwood Village, Colorado 80111
(303) 220-0100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mac J. Slingerlend
Chief Executive Officer
CIBER, Inc.
6363 South Fiddler’s Green Circle, Suite 1400
Greenwood Village, Colorado 80111
(303) 220-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Paul Hilton, Esq.
Hogan & Hartson L.L.P.
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, CO 80202
(303) 899-7300

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated December 24, 2008.

PROSPECTUS

CIBER, INC.

$100,000,000

Debt Securities

Common Stock

Preferred Stock

Warrants

This prospectus relates to the offer and sale from time to time by CIBER, Inc. of debt securities, Common Stock, Preferred Stock, and warrants to purchase debt securities, Preferred Stock or Common Stock.  We refer to our debt securities, Common Stock, Preferred Stock, and warrants collectively as the “securities.”

This prospectus describes some of the general terms that may apply to the securities we may offer. Each time that securities are offered and sold by us using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement also may add or update information contained in this prospectus. You should read this prospectus, any post-effective amendment, and any supplement thereto carefully before you invest.

The securities may be offered and sold by us to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See “Plan of Distribution” beginning on page 26 of this prospectus.

Our Common Stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CBR.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this prospectus for risks relating to an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                                 , 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC.  Under this registration statement, we may, from time to time, offer and issue any of the securities or any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000.  This prospectus gives you a general description of the securities that we may offer.  Once we know the actual information concerning an offering, we may be required to provide further information by means of a prospectus supplement.  You should read this prospectus and any applicable post-effective amendment or prospectus supplement, together with the information described under the headings, “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

This prospectus incorporates documents containing important business and financial information about CIBER, Inc. by reference which are not presented or delivered with this prospectus. Copies of these documents are available without charge, upon written or oral request by a person to whom this prospectus has been delivered. Requests should be made to CIBER, Inc., at 6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado 80111; telephone number (303) 220-0100. To ensure timely delivery of the documents, requests should be made no later than five business days prior to the date on which a final investment decision is to be made.

Readers should rely only on the information provided or incorporated by reference in this prospectus, any post-effective amendment, or any prospectus supplement.  Readers should not assume that the information in the prospectus, any post-effective amendment, or any prospectus supplement is accurate as of any date other than the date on the front cover of the document. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

In this prospectus and any post-effective amendment or any prospectus supplement, unless otherwise specified, the terms “CIBER,” “the Company,” “we,” “us” or “our” mean CIBER, Inc. and its consolidated subsidiaries. Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars, or “$.”

THE COMPANY

CIBER is a diversified, system integration and information technology services (“IT”) consulting firm, with approximately 8,400 employees and total revenue of approximately $1.1 billion in 2007. We operate in a geographically-based business model from over 100 offices in 18 countries. CIBER helps clients achieve their business goals by building, integrating and supporting mission-critical applications and systems for optimized quality, increased business value, faster time-to-market and reduced total cost of operations. Our clients consist primarily of government agencies and Fortune 1000 and middle market companies across most major industries.

Services and Operations

We organize our operations by the nature of their services, client base and geography. We have five reportable segments and for the year ended December 31, 2007, our percentage of total revenue by segment was as follows:

Commercial	33%
Europe	30%
State & Local Government	13%
Federal Government	13%
Enterprise Solutions	11%

Clients

Our clients consist primarily of Fortune 1000 and middle market companies across most major industries, as well as government agencies. These organizations typically have significant IT budgets and frequently depend on outside consultants to help achieve their business and IT objectives. In 2007, we estimate our approximate percentage of total revenue by client industry was:

Government	28%
Manufacturing/high tech	18%
Financial	13%
Healthcare/pharmaceutical	10%
Automotive	6%
Retail	6%
Telecommunications	3%
Education	2%
Services and other	14%

Certain clients account for a significant portion of our revenue. Our largest client, the various agencies of the U.S. Federal Government, collectively accounted for approximately 15%, 14% and 12% of total revenue in 2005, 2006 and 2007, respectively. No other client accounted for more than 3% of our total revenue in 2007. In addition, our five largest clients (including the various agencies of the U.S. Federal Government as one client) accounted for, in the aggregate, approximately 22% of our total revenue in 2007. By segment, the largest client for each of our respective segments accounted for the following percentage of each segment’s 2007 total revenues: Commercial - 7%; Federal Government - 96%; State & Local Government - 21%; Enterprise - 12% and Europe - 7%. Additionally, our State & Local Government segment had a second client in 2007 that accounted for 11% of its total segment revenue.

Client retention and turnover is highly dependent upon the type of solution we are providing. Many of our client relationships in which we are providing a custom solution have continued for many years. Each year, most of the services revenue in our Commercial, Federal Government and State & Local Government segments comes from clients for whom we have previously provided services. With services related to package software solutions, which includes our Enterprise segment, as well as a large part of our Europe segment, client engagements most typically involve a large enterprise software implementation over a period of six to eighteen months. Typically, once package software implementations are completed, future consulting services revenues from that client are minimal and, as a result, client turnover is high.

Typically, both our commercial and government clients may cancel their contracts or reduce their use of our services on short notice. If any significant client terminates its relationship with us or substantially decreases its use of our services, it could have a material adverse effect on our financial condition and results of operations.

Acquisitions/Business Combinations

Since the late-1980s, CIBER has executed a strategy of growth and diversification that included expanding our range of IT-related services, developing a professional sales force and selectively acquiring established complementary companies. Since our initial public offering in March of 1994, we have completed over 60 business combinations. In the past several years, our acquisition strategy has centered upon our need to further augment business segments with additional vertical areas of expertise, consultants or geographic reach. Our acquisition strategy has been central to our ability to expand our business model in the following areas:

•                                          Increased project-based capabilities - We have expanded our project-based delivery capabilities by adding expertise around SAP, Oracle (which now includes PeopleSoft and JD Edwards) and other ERP packages. In addition to acquiring project-based ERP capabilities, we have developed internal project level expertise in delivery of custom software applications, application maintenance and technology outsourcing services. This combination of acquired and organically-developed project delivery capabilities has resulted in a shift in our mix of business to project-based work from staff supplementation services.

•                                          Established significant public sector presence - Our acquisitions have enabled us to become an established firm in the public sector, providing services to all 50 states over the past three years, over 225 cities and more than 150 counties, as well as hundreds of other quasi-governmental entities, such as school districts and utilities and to the U.S. Federal government. Our public sector clients, including those located in Europe, accounted for approximately 28% of our total revenue in 2007.

•                                          Expanded geographic presence - Acquisitions have also allowed us to expand our geographic footprint to include a significant European presence. Beginning with our first foreign acquisition in the Netherlands in 1999, and most recently our 2008 acquisition of a Norwegian SAP consultancy, we have expanded our European operations to include approximately 34 foreign offices located in 11 European countries, plus China, Australia and New Zealand.

Corporate Information

We were originally incorporated in Michigan in 1974 and later reincorporated in Delaware in 1993. Our corporate headquarters are located at 6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado 80111. Our telephone number is (303) 220-0100, and our website address is www.ciber.com. The information on our website is not part of this prospectus or the applicable prospectus supplement.

RISK FACTORS

Your investment in our securities being offered in this prospectus involves a high degree of risk. In making your investment decision, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent annual report on Form 10-K and most recent quarterly reports on Form 10-Q and in any other documents incorporated by reference into this prospectus from our other SEC filings. We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of the risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations and the market price of our securities.

A significant or prolonged economic downturn would likely affect the levels of client spending and could have a materially adverse affect on our revenues, results of operations and financial condition.

Our results of operations are affected by the level of business activity of our clients, which in turn is affected by the regional and global economic conditions that they operate in.  Many economists have determined that the U.S. economy, and possibly the global economy, has entered into a recession as a result of the recent deterioration in the credit markets and the related financial crisis, as well as a variety of other factors.  A significant and sustained economic slowdown, particularly in the U.S. or Western Europe, likely would cause reductions in technology and other discretionary spending by some of our clients, which would result in reductions in the growth of new business as well as reductions in existing business.  Reduced demand for our services could also lead to increased price competition.  Further disruption and volatility of financial markets could limit our customers’ access to financing needed for operations.  If our clients enter into bankruptcy or liquidation, our revenues and profits may be materially negatively affected.

  Termination of a contract by a significant client and/or cancellation with short notice could reduce our revenue and profitability and adversely affect our financial condition.

Our five largest clients accounted for approximately 22% of our revenue in 2007.  The various agencies of the U.S. Federal Government represent our largest client, accounting for approximately 12% of total revenue in 2007, while no other client accounted for more than 3% of our total revenue.  Our clients typically retain us on a non-exclusive, engagement-by-engagement basis.  Most individual client assignments are from three to twelve months; however, many of our client relationships have continued for many years.  Although they may be subject to penalty provisions, clients may generally cancel a contract at any time with short notice.  Under many contracts, clients may reduce or delay their use of our services without penalty.  These terminations, reductions or delays could result from factors unrelated to our work product or the progress of the project, but could be related to business or financial conditions of the client, changes in client strategies or the economy generally.  When contracts are terminated, we lose the associated revenues and we may not be able to eliminate associated costs in a timely manner.  Consequently, our profit margins may be adversely affected.

We depend on contracts with various federal, state and local government agencies for a significant portion of our revenue, and if the spending policies or budget priorities of these agencies change, we could lose revenue.

In 2007, approximately 28% of our revenue was from public sector clients, including federal, state, local and foreign governments and agencies.  The market for our services depends largely on federal and state legislative programs and the budgetary capability to support programs, including the continuance of existing programs.  These programs can be modified or amended at any time by acts of federal and state governments.  In addition, changes in federal initiatives or in the level of federal spending due to budgetary or deficit considerations may have a significant impact on our future financial performance, as may curtailment of the federal government’s use of consulting and technology services firms, the adoption of new laws or regulations that affect companies providing services to the federal government and potential delays in the government appropriation process.

Additionally, federal government contracts contain provisions and are subject to laws and regulations that provide government clients with rights and remedies not typically found in commercial contracts.  Among other things, governments may terminate contracts with short notice for convenience, as well as for default, and cancel multi-year contracts if funds become unavailable.

Our quarterly revenues, operating results and profitability will vary from quarter to quarter, which may result in increased volatility of the price of our securities.

Our quarterly revenues, operating results and profitability have varied in the past and, in the future are likely to vary significantly from quarter to quarter, making them difficult to predict.  This may lead to volatility in the price of our securities.  Some of the factors that are likely to cause these variations are:

•                  the business decisions of our clients regarding the use of our services;

•                  the stage of completion of existing projects and/or their termination;

•                  client satisfaction with our services;

•                  our clients’ financial ability to pay for our services;

•                  our ability to properly manage and execute client projects, especially those under fixed-price arrangements;

•                  our ability to properly price fixed-price contracts to provide for adequate profits;

•                  our ability to maintain our profit margins and manage costs, including those for personnel and support services;

•                  acquisition and integration costs related to possible acquisitions of other businesses;

•                  changes in, or the application of changes in, accounting principles or pronouncements under U.S. generally accepted accounting principles;

•                  changes is significant accounting estimates:

•                  changes in interest rates on our debt:

•                  currency exchange rate fluctuations;

•                  changes in estimates, accruals or payments of variable compensation to our employees; and

•                  global, regional and local economic and political conditions and related risks.

Our profit margin, and therefore our profitability, is largely a function of the rates we charge for our services and the utilization rate, or chargeability, of our consultants.  Accordingly, if we are not able to maintain the rates we charge for our services or an appropriate utilization rate for our consultants, we will not be able to sustain our profit margin and our profitability will suffer.  A number of factors affect the rates we charge for our services, including:

•                  our clients’ perception of our ability to add value through our services;

•                  changes in our pricing policies or those of our competitors;

•                  the introduction of new products or services by us or our competitors;

•                  the use of globally-sourced, lower-cost service delivery capabilities by our competitors and our clients; and

•                  economic conditions in the U.S. and abroad.

Additionally, a number of factors affect our utilization rates, such as:

•                  seasonality, including number of workdays and holiday and summer vacations;

•                  our ability to transition consultants quickly from completed projects to new engagements;

•                  our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce; and

•                  our ability to manage employee turnover.

We could incur losses due to an impairment in the carrying value of our goodwill.

We have recorded a significant amount of goodwill on our consolidated balance sheet as a result of numerous acquisitions.  At September 30, 2008, the carrying value of our goodwill was $457.8 million. The carrying value of goodwill represents the fair value of an acquired business in excess of identifiable assets and liabilities as of the acquisition date. Under U.S. generally accepted accounting principles, we are required to test goodwill for impairment annually and do so during the second quarter of each year, as well as on an interim basis to the extent that factors or indicators become apparent that could reduce the fair value of any of our business units below its book value.  These determinations are based in part on several factors, including our judgments regarding the cash flow potential of each of our business units and involve projections that are inherently subject to change based on future events.  A significant downward revision in the fair value of one or more of our business units that cause the carrying value to exceed the fair value of the related business will cause the goodwill to be considered impaired and would result in a non-cash charge in our consolidated statement of operations.

Our current level of indebtedness places restrictions upon our business and changes in interest rates may adversely affect our operating results.

As of September 30, 2008, we had $182.0 million of outstanding indebtedness, which includes $81.0 million of convertible senior subordinated debentures (“Debentures”) and $101.0 million of bank borrowings.  Our $60.0 million unsecured bank revolving line of credit was replaced in early 2008 with a $200.0 million senior secured reducing revolving credit facility (“Revolving Credit Facility”) that expires on February 11, 2011.  We obtained the Revolving Credit Facility to provide funds for our working capital and general corporate purpose needs, including the repurchase of  our Debentures, which we completed as of December 15, 2008.  Substantially all of our assets secure the Revolving Credit Facility.

The Revolving Credit Facility contains specific limitations on the incurrence of additional indebtedness and liens, stock repurchases, investments, guarantees, mergers, dispositions and acquisitions, and a prohibition on the payment of any dividends.  Additionally, the Revolving Credit Facility requires CIBER to maintain specified financial covenants, including a maximum consolidated total leverage ratio, a maximum senior leverage ratio, a minimum interest coverage ratio and a minimum liquidity percentage.  On occasion, we have experienced instances of covenant non-compliance under our previous bank revolving line of credit that were waived by our lender.  If we fail to comply with any debt covenants in the future, however, we may not be able to obtain a waiver and could be in default under our Revolving Credit Facility.

The aggregate commitments under the Revolving Credit Facility reduce by $7.5 million each quarter end beginning on March 31, 2009, and continuing through December 31, 2010.  The Revolving Credit Facility matures on February 11, 2011, at which time the remaining $140.0 million of maximum credit available will terminate and all outstanding balances must be repaid in full.  In the past, we have been successful in generating sufficient cash flow from operations to reduce our indebtedness; however, that does not mean that we will be successful in doing so in the future.  If we are unable to repay outstanding balances that exceed our maximum credit available as the aggregate commitments under the Revolving Credit Facility are reduced, we will be in default unless we can obtain a waiver or extension.

Additionally, as we repurchase our Debentures using funds available under the Revolving Credit Facility, we are replacing a fixed rate borrowing with a variable rate borrowing.  We pay an annual fixed rate of interest of 2.875% on our Debentures, whereas we pay a variable interest rate based on either the Wells Fargo prime lending rate (“prime”) or a London interbank offered market rate (“LIBOR”) under our Revolving Credit Facility.  At September 30, 2008, our weighted average interest rate on our outstanding borrowing under our Revolving Credit Facility was 4.42%.  Given current interest rates, our annual interest expense is expected to increase in 2009 and will vary based on changes in prime and/or LIBOR.

Our business could be adversely affected if our clients are not satisfied with our services and we could face damage to our professional reputation and/or legal liability.

As a professional services firm, we depend largely on our relationships with our clients and our reputation for high-quality professional services and integrity to attract and retain clients.  Additionally, many of our engagements involve projects that are critical to the operations of our clients’ businesses.  If a client is not satisfied with the quality of work performed by us or a subcontractor, or with the type of services or solutions delivered, we could incur additional costs to address the situation, the profitability of that work might be impaired, and the client’s dissatisfaction with our services could damage our ability to obtain additional work from that client.  In addition, negative publicity related to our client relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new contracts with current and prospective clients.

If we do not meet our contractual obligations to a client, it could subject us to legal liability.  Our contracts typically include provisions to limit our exposure to legal claims relating to our services and the applications we develop; however, these provisions may not protect us, or may not be enforceable under some circumstances or under the laws of some jurisdictions.  We may enter into non-standard agreements because we perceive an important economic opportunity or because our personnel did not adequately adhere to our guidelines.  We may find ourselves committed to providing services that we are unable to deliver or whose delivery will cause us financial loss.  If we cannot or do not fulfill our obligations, we could face legal liability.  Although we maintain professional liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities.  In addition, if we were to fail to properly deliver on a project, we may not be able to collect any related accounts receivable or could even be required to refund amounts paid by the client.

We may experience declines in revenue and profitability if we do not accurately estimate the cost of a large engagement conducted on a fixed-price basis.

Although the percentage may vary from year to year, we estimate that approximately 20-25% of our total services revenue in 2007 was from engagements performed in accordance with fixed-price contracts.  When making a proposal or managing a fixed-price engagement, we rely on our estimates of costs and timing for completing the project.  These estimates reflect our best judgment regarding the efficiencies of our methodologies and consultants as we plan to apply them to the project.  Losses, if any, on fixed-price contracts are recognized when the loss is determined.  Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts, including delays caused by factors outside of our control, could make these contracts less profitable or unprofitable and may affect the amount of revenue reported in any period.

Financial and operational risks of our international operations could result in a decline in revenue and profitability.

We have continued to expand our international operations and estimate that our foreign offices currently represent over 30% of our total revenue.  We operate in 17 foreign countries.  Due to our international operations, we are subject to a number of financial and operational risks that may adversely affect our revenue and profitability, including:

•                  the costs and difficulties relating to managing geographically diverse operations;

•                  foreign currency exchange rate fluctuations (discussed in more detail below);

•                  differences in, and uncertainties arising from changes in, foreign business culture and practices;

•                  restrictions on the movement of cash and the repatriation of earnings;

•                  multiple and possibly overlapping or conflicting tax laws;

•                  the costs of complying with a wide variety of national and local laws;

•                  operating losses incurred in certain countries and the non-deductibility of those losses for tax purposes; and

•                  differences in, and uncertainties arising from changes in legal, labor, political and economic conditions, as well as international trade regulations and restrictions, and tariffs.

The revenues and expenses of our international operations generally are denominated in local currencies.  Accordingly, we are subject to exchange rate fluctuations between such local currencies and the U.S. dollar.  These exchange rate fluctuations subject us to currency translation risk with respect to the reported results of our international operations and the cost of potential acquisitions.  There can be no assurance that we will not experience fluctuations in financial results from our operations outside of the U.S., and there can be no assurance that we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.  We manage our exposure to changes in foreign currency exchange rates through our normal operating and financing activities and, when deemed appropriate, with derivative financial instruments.  There is no assurance that we will continue to use such financial instruments in the future or that any such use will be successful in managing or controlling foreign currency risks.

A privacy breach could adversely affect our business.

The protection of client, employee, and company data is critical to the Company. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements. In addition, our clients have a high expectation that we will adequately protect their confidential information. A significant breach of customer, employee, or company data could damage our reputation as well as result in lost revenue, significant remediation or indemnification costs, fines, or lawsuits.

If we are not able to anticipate and keep pace with rapid changes in technology, our business will be negatively affected.

Our success depends on our ability to develop and implement technology services and solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences.  We may not be successful in anticipating or responding to these developments on a timely basis, and our offerings may not be successful in the marketplace.  In addition, services, solutions and technologies developed by current or future competitors may make our service or solution offerings uncompetitive or obsolete.  Any one of these circumstances could have a material adverse effect on our ability to obtain and successfully complete client engagements.

Unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions.

The government agencies we contract with generally have the authority to audit and review our contracts with them.  As part of that process, the government agency reviews our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards.  An audit of our work, including an audit of work performed by companies we have acquired or may acquire, could result in a substantial adjustment to our previously reported operating results.  For example, any costs that were originally reimbursed could be subsequently disallowed.  In this case, cash we have already collected may have to be refunded and operating margins may be reduced.

If a government audit uncovers improper or illegal activities by us, or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or disqualification from doing business with the government.  Any unfavorable determination could adversely affect our ability to bid for new work with one or more jurisdictions.

Our future success depends on our ability to continue to retain and attract qualified employees.

Our business involves the delivery of professional services and is highly labor intensive.  Our future success depends upon our ability to continue to attract, train, effectively motivate and retain highly-skilled technical, managerial, sales and marketing personnel.  Although we invest significant resources in recruiting and retaining employees, there is often considerable competition for certain personnel in the IT services industry, and as a result, employee turnover is generally high.  From time to time, we have trouble locating enough highly-qualified candidates that are in our desired geographic locations, with the required specific expertise or at the desired compensation levels.  The inability to attract and retain qualified employees in sufficient numbers could have a serious negative effect on us, including our ability to obtain and successfully complete important client engagements and thus, maintain or increase our revenues.  Such conditions could also force us to resort to the use of higher-priced subcontractors, which would adversely affect the profitability of the related engagement.

In addition, we believe that there are certain key employees within the organization, primarily in the senior management team, who are important for us to meet our objectives.  Due to the competitive employment nature of our industry, there is a risk that we will not be able to retain these key employees.  The loss of one or more key employees could adversely affect our continued growth.  In addition, uncertainty created by turnover of key employees could result in reduced confidence in our financial performance, which could cause fluctuations in the price of our securities and result in further turnover of our employees.

The IT services industry is highly competitive, and we may not be able to compete effectively.

We operate in a highly competitive industry that includes a large number of participants.  We believe that we currently compete principally with other IT professional services firms, technology vendors and the internal information systems groups of our clients.  Many of the companies that provide services in our industry have significantly greater financial, technical and marketing resources than we do.  Our marketplace is experiencing rapid changes in its competitive landscape.  Some of our competitors have sought access to public and private capital and others have merged or consolidated with better-capitalized partners.  Larger and better-capitalized competitors have enhanced abilities to compete for market share generally and our clients specifically, in some cases, through significant economic incentives to clients to secure contracts.  These competitors may also be better able to compete for skilled professionals by offering them large compensation incentives.

One or more of our competitors may develop and implement methodologies that result in superior productivity and price reductions without adversely affecting their profit margins.  In addition, there are relatively few barriers to entry into our industry.  As a result, we have faced and expect to continue to face, competition from new entrants into our market.  We may be unable to compete successfully with current or future competitors, and our revenue and profitability may be adversely affected.

If we are unable to collect our receivables, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for work performed.  We evaluate the financial condition of our clients and usually bill and collect on relatively short cycles.  We maintain allowances against receivables, but actual losses on client balances could differ from those that we currently anticipate and as a result, we might need to adjust our allowances.  There is no guarantee that we will accurately assess the creditworthiness of our clients.  In addition, timely collection of client balances depends on our ability to complete our contractual commitments and bill and collect our contracted revenues.  If we are unable to meet our contractual requirements, we might experience delays in collection of and/or be unable to collect our client balances, and if this occurs, our results of operations and cash flows could be adversely affected.

We may be unable to complete future acquisitions on favorable terms.

In the past several years, our acquisition strategy has centered upon our need to further augment business segments with additional vertical areas of expertise, consultants or geographic reach. Our acquisition strategy has been central to our ability to expand our business model. Under our Revolving Credit Facility, for the remainder of 2008, we are required to use only the proceeds of any potential offering to pay the cash purchase price for any potential acquisition, or to the extent we do not complete one or both of our previously announced acquisitions in 2008, we must use the proceeds from any potential offering in 2008 to pay down our Revolving Credit Facility.  In 2009, we may use up to $5,000,000 in cash or borrowings under our Revolving Credit Facility for any acquisitions, after which amount, the current limitations that apply for the remainder of 2008 will apply. There can be no assurance that any potential acquisitions will close on a timely basis, or at all. Further, there can be no assurance that we will be able to identify and complete future acquisitions at reasonable prices or on favorable terms. In addition, we face competition in making acquisitions. This may adversely affect the trading price of our Common Stock or financial results and operations.

We may experience operational and other difficulties if we complete one or more significant acquisitions.

As part of our acquisition strategy, we are engaged in a continual review of opportunities to make strategic acquisitions. When we acquire a company, we may experience the need to hire additional personnel, difficulties in integrating the acquired company, increases in our general and administrative expenses and related problems. In the event we experience these difficulties in connection with one or more acquisitions, our business or financial results may be adversely affected.

A small number of our executive officers and directors own a significant portion of our Common Stock, which could limit your ability to influence the outcome of any stockholder vote.

Our executive officers and directors beneficially own approximately 10.9% of our Common Stock as of December 17, 2008. As a result, these individuals and entities will be able to influence the outcome of stockholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our certificate of incorporation or proposed mergers or other significant corporate transactions.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of CIBER or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities.

We have adopted a Rights Agreement, commonly known as a “poison pill,” under which each stockholder of the Company holds one share purchase right, which we refer to as a Right, for each share of Company Common Stock held.  The Rights become exercisable upon the occurrence of certain events and may make the acquisition of our Company more difficult and expensive. In addition, our certificate of incorporation and bylaws each contain provisions that may make the acquisition of our Company more difficult without the approval of our board of directors, including a provision that gives our board of directors the ability to issue Preferred Stock and determine the rights and designations of the Preferred Stock at any time without stockholder approval.  The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future.  The issuance of Preferred Stock by our board of directors pursuant to our certificate of incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of CIBER.  In addition, the staggered terms of our board of directors could have the effect of delaying or deferring a change in control.  These provisions could limit the price that investors might be willing to pay in the future for our securities, and as a result, the price of our securities could decline.

The above factors and certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in the control or management of CIBER; this could adversely affect transactions in which our stockholders might otherwise receive a premium over the then-current market price for their CIBER securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or PSLRA. The words or phrases “believes,” “anticipates,” “expects,” “plans,” “seeks,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements.

The text under the heading “Risk Factors” in this prospectus contains or refers to certain cautionary statements regarding our business that potential investors and others should consider. These statements discuss matters which may in part be contained elsewhere in, or incorporated by reference in, this prospectus or the accompanying prospectus or which may have been contained in other documents prepared by us under federal or state securities laws. This discussion is intended to take advantage of the “safe harbor” provisions of the PSLRA. We do not undertake to address or update forward-looking statements in future filings or communications regarding our business or operating results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected past, as well as current, forward-looking statements about future results. Any or all forward-looking statements in this prospectus, the accompanying prospectus, and in any other public filings or statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors discussed in the section entitled “Risk Factors” of this prospectus or incorporated by reference herein will be important in determining future results. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed in our prior communications.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from sales of securities by us for general corporate purposes. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is set forth below. For purposes of computing these ratios, earnings represent pretax income from continuing operations before adjustment for minority interest in consolidated subsidiaries. Fixed charges represent interest expense, including amounts capitalized, amortized premiums, discounts and capitalized expenses relating to indebtedness, and the estimate of interest within rental expense.

	Nine Months Ended	Year Ended December 31,
	Sept. 30, 2008	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges	3.73	4.00	3.75	3.64	5.23	5.52

DESCRIPTION OF SECURITIES WE MAY OFFER

Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

As of September 30, 2008, we had $81.0 million in outstanding registered debt securities, our 2.875% Convertible Senior Subordinated Debentures, or the Debentures.  The Debentures are general unsecured obligations and are subordinated in right of payment to all of our indebtedness and other liabilities.  Debenture holders may require us to repurchase their Debentures on December 15, 2008, 2010, 2013 and 2018, or at any time prior to their maturity in the case of certain events, at a repurchase price of 100% of their principal amount plus accrued interest.  From December 20, 2008, to, but not including December 15, 2010, we may redeem any of the Debentures if the closing price of our Common Stock exceeds 130% of the conversion price for at least 20 trading days in any 30 consecutive trading day period.  Beginning December 15, 2010, we may, by providing at least 30-days’ notice to the holders, redeem any of the Debentures at a redemption price of 100% of their principal amount, plus accrued interest.  In 2005, we made an irrevocable election to settle in cash and not in shares 100% of the principal amount of the Debentures surrendered for conversion.  As a result, upon conversion we will deliver cash in lieu of our Common Stock.  Given our current stock price and market interest rates, we expect that we will be required to repurchase most or all of the remaining $81.0 million of Debentures on December 15, 2008.  As such, from January 1, 2008, through September 30, 2008, we repurchased and retired $94.0 million of our Debentures, leaving $81.0 million outstanding.  We may voluntarily continue to repurchase some of the Debentures prior to December 15, 2008.  We believe our existing Revolving Credit Facility with Wells Fargo Bank, N.A. and our expected cash flow will provide sufficient available resources to cover the payment of any Debentures that we will have to settle in 2008.

To the extent that we issue senior debt securities in the future, we will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or Trust Indenture Act. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability or the ability of our subsidiaries to:

	•	incur additional indebtedness;

	•	issue additional securities;

	•	create liens;

	•	pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

	•	redeem capital stock;

	•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

	•	make investments or other restricted payments;

	•	sell or otherwise dispose of assets;

	•	enter into sale-leaseback transactions;

	•	engage in transactions with stockholders or affiliates;

	•	issue or sell stock of our subsidiaries; or

	•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of certain material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our ordinary shares or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our ordinary shares or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquiror of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

•

to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

•

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or any depositary named by us and identified in a prospectus supplement with respect to that series. At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

Common Stock

General

We are authorized to issue 100,000,000 shares of Common Stock, $0.01 par value per share. Our common stock is traded on the New York Stock Exchange under the symbol “CBR.” As of December 24, 2008, 60,080,618 shares of our Common Stock were outstanding, and the closing price of our Common Stock on the New York Stock Exchange, or NYSE, was $3.82. The holders of our Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our Common Stock will possess all of the voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board of directors from time to time, the holders of our Common Stock will be entitled to the dividends as may be declared from time to time by our board of directors from funds legally available for dividends, and, upon liquidation, will be entitled to receive pro rata all assets available for distribution to the holders of our Common Stock. Our certificate of incorporation does not provide for the holders of Common Stock to have preemptive, subscription or redemption rights. Associated with each share of Common Stock is a share purchase right, which we refer to as a Right, which will not be exercisable or be evidenced separately from the Common Stock prior to the occurrence of certain events. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the registrant’s Common Stock, will be transferred with and only with such Common Stock, and will have no value except as reflected in the market price of the shares of Common Stock to which they are attached.

For additional information regarding our Capital Stock and poison pill, see our registration statements on Form 8-A and the amendments thereto, which are incorporated by reference herein and described in the section “Incorporation of Documents by Reference” on page 31 of this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is The Corporation Trust Company.

Exchange Listings

Our Common Stock is listed on the New York Stock Exchange, or “NYSE” under the symbol “CBR.”

Preferred Stock

We are authorized to issue 5,000 shares of Preferred Stock. As of the date of this prospectus, there no shares of Preferred Stock outstanding. Subject to limitations prescribed by Delaware law and the

Company’s certificate of incorporation and bylaws, the board of directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or duly authorized committee thereof. Preferred Stock may be issued by our board of directors pursuant to our certificate of incorporation and will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The prospectus supplement relating to the series of Preferred Stock offered thereby will describe the specific terms of such securities, including:

•	the distinctive serial designation of such series of Preferred Stock which shall distinguish it from other series of Preferred Stock;

•	the number of shares of such Preferred Stock offered in such series;

•

the dividend rate (or method of determining such rate) payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

•

whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

•

the amount or amounts, if any, which shall be payable out of the assets of the corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payments of the shares of such series;

•

the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Company or at the option of the holder of holders thereof or upon the happening of a specified event or events;

•

the obligations, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Company or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company or other securities or property of the Company or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of exchange or conversion and any adjustments applicable thereto;

•

whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to other provisions of the Company’s certificate of incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be composed solely of such series or of such series and one or more other series or classes of stock of the Company) and that all shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series of separate class are voted on such matter; and

•	any other related rights, preferences and limitations of the shares of the series not inconsistent with the foregoing or with applicable law.

The statements above describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company’s certificate of incorporation (including the applicable certificate of designations) and bylaws and the General Corporation Law of the State of Delaware.

Transfer Agent

The registrar and transfer agent for a particular series of Preferred Stock will be set forth in the applicable prospectus supplement.

Warrants

The Company may offer by means of this prospectus warrants for the purchase of its debt securities Preferred Stock or Common Stock, which we refer to as warrants. The Company may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement, which we refer to each as a Warrant Agreement, to be entered into between the Company and a warrant agent specified therein. The warrant agent will act solely as an agent of the Company in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•                  the title of such warrants;

•                  the aggregate number of such warrants;

•                  the price or prices at which such warrants will be issued;

•                  the currencies in which the price or prices of such warrants may be payable;

•                  the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•                  the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•                  if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•                  the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•                  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•                  the minimum or maximum amount of such warrants which may be exercised at any one time;

•                  information with respect to book-entry procedures, if any;

•                  a discussion of material federal income tax considerations; and

•                  any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, which means that beneficial owners of the securities will not receive certificates, or notes representing the debt securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, the Company anticipates that the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by the Company if the securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of the Company, its officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depository for a series of securities at any time is unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, the Company, at any time and in its sole discretion, but subject to any limitations described in the applicable prospectus supplement relating to such securities, may determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

The Company may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities. The Company will bear all costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus.

Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company’s agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in a prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities of the series to which such prospectus supplement relates providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (1) the purchase by an institution of the particular securities offered shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (2) if the particular securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance by the Company or such institutional investors thereunder.

The Company may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 100,000,000 shares of Common Stock, $0.01 par value per share and 5,000,000 shares, $0.01 par value, of Preferred Stock. As of December 17, 2008, we had 60,080,618 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

The following discussion summarizes the rights and privileges of our outstanding capital stock and certain securities that may be convertible into our capital stock, which is more fully described in our Restated Certificate of Incorporation, as amended, which has been filed with the SEC on our Form 10-Q for the quarter ended September 30, 2005 and have been incorporated by reference into the registration statement of which this prospectus forms a part.

Common Stock

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Except for and subject to those preferences, rights and privileges expressly granted to the holders of Preferred Stock, and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders of the Company, including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the board of directors of the Company (the “board of directors”) out of assets lawfully available therefore, and (ii), in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of Preferred Stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto. Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the Common Stock.

In accordance with certain provisions in our certificate of incorporation and bylaws, on August 31, 1998, we adopted a Rights Agreement which has since been amended and restated by the First Amended and Restated Rights Agreement, dated as of May 2, 2008, which we refer to as the Rights Agreement. Under the Rights Agreement, commonly known as a “poison pill,” each stockholder of the Company holds one share purchase right, which we refer to as a Right, for each share of Company Common Stock held. The Rights become exercisable in the event that an acquiring party accumulates 15 percent or more of the Company’s outstanding shares of Common Stock, and in certain other circumstances. If this were to occur, subject to certain exceptions, each Right (except for the Rights held by the acquiring party) would allow its holder to purchase the Company’s Common Stock with a value equal to twice the exercise price of the Right, which is $37, and which we refer to as the Purchase Price. In addition, in the event that, after an acquiring party has accumulated 15 percent or more of the Company’s outstanding shares of Common Stock, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets, cash flow or earning power are sold, each unexercised Right (except for the Rights held by the acquiring party) would thereafter allow its holder to purchase stock of the acquiring company (or the Company’s Common Stock if it is the surviving company to the transaction) with a value equal to twice the Purchase Price of the Right. Prior to the issuance of Common Stock pursuant to the Rights, the Rights will not be evidenced separately from the Company’s Common Stock, will be transferred with and only with such Common Stock, and will have no value except as reflected in the market price of the shares of Common Stock to which they are attached. Our Rights Agreement could have the effect of making it more difficult and expensive for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of CIBER.

In addition, our certificate of incorporation gives our board of directors the ability to issue Preferred Stock and determine the rights and designations of the Preferred Stock at any time without stockholder approval. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of Preferred Stock by our board of directors pursuant to our certificate of incorporation could have the effect of making it more difficult and expensive for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of CIBER. In addition, the staggered terms of our board of directors could have the effect of delaying or deferring a change in control.

Preferred Stock

We are authorized to issue 5,000 shares of Preferred Stock. As of the date of this prospectus, we have not issued any shares of Preferred Stock. Subject to limitations prescribed by Delaware law and the Company’s certificate of incorporation and bylaws, the board of directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or duly authorized committee thereof. Preferred Stock may be issued by our board of directors pursuant to our certificate of incorporation will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov. In addition, we maintain an Internet website that contains information about us, including our SEC filings, at www.ciber.com. The information contained on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information.  The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, (excluding any information furnished and not filed with the SEC) until the offering of the securities covered by this prospectus is completed:

•                  Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007;

•                  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

•                  Our Current Reports on Form 8-K filed on February 13, 2008 (specifically excluding the Current Report on Form 8-K on such date furnishing information pursuant to Items 2.02 and 9.01 of Form 8-K), February 14, 2008, February 28, 2008, May 2, 2008 (two Current Reports on Form 8-K filed on such date), May 5, 2008 and October 14, 2008 (specifically excluding the Current Report on Form 8-K on such date furnishing information pursuant to Items 2.02 and 9.01 of Form 8-K);

•                  Our Form 8-As relating to our Common Stock filed with the SEC on February 25, 1994 and June 17, 1997; and

•                  Our Form 8-A and amendments thereto relating to our stock purchase rights filed with the SEC on September 14, 1998, April 11, 2003 and May 2, 2008.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in the prospectus or the applicable prospectus supplement, at no cost, by writing or telephoning to:

CIBER, Inc.

6363 South Fiddler’s Green Circle, Suite 1400

Greenwood Village, Colorado 80111

Attn: Investor Relations

(303) 220-0100

Readers should rely only on the information provided or incorporated by reference in the prospectus or the applicable prospectus supplement.  Readers should not assume that the information in the prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front cover of the document.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-K/A) for the year ended December 31, 2007, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

In connection with particular offerings of securities in the future, the legal validity of the securities will be passed upon for us by Hogan & Hartson L.L.P. and any underwriters, dealers or agents, by counsel named in the applicable prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$3,930
NYSE Supplemental Listing Application Fee	$100,000
Accounting Fees and Expenses	$100,000
Legal Fees and Expenses	$250,000
Printing Expenses	$100,000
Trustee’s Fees and Expenses	$6,000
Miscellaneous	$3,150
Total	$563,080

Item 15. Indemnification of Directors and Officers

CIBER’s bylaws and certificate of incorporation, each as amended and restated, provide that CIBER shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of CIBER. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under CIBER’s Certificate of Incorporation, the indemnitee is presumed to be entitled to indemnification and CIBER has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, CIBER must indemnify him against the expenses which such offer or director actually or reasonably incurred.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits

INDEX TO EXHIBITS

Exhibit Number	Description

1.1*	Form of Common Stock Underwriting Agreement

1.2*	Form of Preferred Stock Underwriting Agreement

1.3*	Form of Debt Securities Underwriting Agreement

1.4*	Form of Warrants Underwriting Agreement

4.1**	Form of Senior Debt Securities Indenture

4.2**	Form of Subordinated Debt Securities Indenture

4.3*	Form of Equity Warrant Agreement

4.4*	Form of Debt Warrant Agreement

4.5	Restated Certificate of Incorporation of CIBER, Inc. (filed as exhibit 3.1 to Registrant’s Form 10-Q (Commission File No. 001-13103) on November 7, 2005, and incorporated herein by reference)

4.6

Amended and Restated Bylaws of CIBER, Inc., as adopted February 15, 2001 (filed as exhibit 3.(i) to Registrant’s Form 10-Q (Commission File No. 001-13103) on May 7, 2001, and incorporated herein by reference); Amendment to the Amended and Restated Bylaws of CIBER, Inc., as adopted February 18, 2003 (filed as exhibit 3.(iii) to Registrant’s Form 10-K (Commission File No. 001-13103) on March 27, 2003, and incorporated herein by reference); Amendment to the Amended and Restated Bylaws of CIBER, Inc., as adopted May 3, 2005 (filed as exhibit 99.2 to Registrant’s Form 8-K (Commission File No. 001-13103) on May 4, 2005, and incorporated herein by reference)

4.7	Form of Common Stock Certificate (filed with Registrant’s Registration Statement on Form S-1 (Commission File No. 33-74774) on February 2, 1994, and incorporated herein by reference)

4.8

Rights Agreement, dated as of August 31, 1998, between CIBER, Inc. and UMB Bank, N.A. (filed as exhibit 4.1 to Registrant’s Form 8-K (Commission File No. 001-13103) on September 16, 1998, and incorporated herein by reference); Amendment to Rights Agreement dated as of February 18, 2003, between CIBER, Inc. and UMB Bank, N.A. (filed as exhibit 4.2(ii) to Registrant’s Form 10-K (Commission File No. 001-13103) on March 27, 2003, and incorporated herein by reference)

4.9

First Amended and Restated Rights Agreement, dated as of May 2, 2008, between CIBER, Inc. and Wells Fargo Bank, N.A.  (filed as exhibit 4.2 to Registrant’s Amendment to the Registration Statement on Form 8-A (Commission File No. 001-13103) on May 2, 2008, and incorporated herein by reference)

5.1**	Opinion of Hogan & Hartson LLP regarding the legality of the securities being registered

12.1**	Computation of Earnings to Fixed Charges

23.1**	Consent of Ernst & Young LLP

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included in Signature Page)

25.1*	Statement of Eligibility of Trustee on Form T-1

*	To be filed by amendment or incorporated by reference in connection with the offering of specific securities.
**	Previously filed.

Item 17. Undertakings

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)                                  To remove from registration by means of a post-effective amendment any of the         securities being registered which remain unsold at the termination of the offering.

(3)                                  That, for the purpose of determining liability under the Securities Act of 1933 to          any purchaser:

(A)                              Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                                Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(4)                                That, for the purpose of determining liability of the registrant under the         Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 512(h)(1) or (h)(2) of Regulation S-K or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)                                 The undersigned registrant hereby further undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 24, 2008.

CIBER, Inc.
a Delaware corporation

By:	/s/ MAC J. SLINGERLEND

Mac J. Slingerlend
President, Chief Executive Officer, and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

*	Chairman of the Board and	December 24, 2008
Founder
Bobby G. Stevenson

/s/ MAC J. SLINGERLEND	Chief Executive Officer, President,	December 24, 2008
Secretary and Director (Principal
Mac J. Slingerlend	Executive Officer)

*	Chief Financial Officer, Executive	December 24, 2008
Vice President, Treasurer and
Peter H. Cheesbrough	Director (Principal Financial Officer)

*	Vice President/Chief Accounting	December 24, 2008
Officer (Principal Accounting Officer)
Christopher L. Loffredo

*	Director	December 24, 2008

Paul Jacobs, Esq.

*	Director	December 24, 2008

Stephen S. Kurtz

*	Director	December 24, 2008

Archibald J. McGill

*	Director	December 24, 2008

George A. Sissel

*	Director	December 24, 2008

James C. Spira

*	Director	December 24, 2008

Jim Wetherbe

*	by /s/ MAC J. SLINGERLEND
Mac J. Slingerlend, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Common Stock Underwriting Agreement

1.2*	Form of Preferred Stock Underwriting Agreement

1.3*	Form of Debt Securities Underwriting Agreement

1.4*	Form of Warrants Underwriting Agreement

4.1**	Form of Senior Debt Securities Indenture

4.2**	Form of Subordinated Debt Securities Indenture

4.3*	Form of Equity Warrant Agreement

4.4*	Form of Debt Warrant Agreement

4.5	Restated Certificate of Incorporation of CIBER, Inc. (filed as exhibit 3.1 to Registrant’s Form 10-Q (Commission File No. 001-13103) on November 7, 2005, and incorporated herein by reference)

4.6

Amended and Restated Bylaws of CIBER, Inc., as adopted February 15, 2001 (filed as exhibit 3.(i) to Registrant’s Form 10-Q (Commission File No. 001-13103) on May 7, 2001, and incorporated herein by reference); Amendment to the Amended and Restated Bylaws of CIBER, Inc., as adopted February 18, 2003 (filed as exhibit 3.(iii) to Registrant’s Form 10-K (Commission File No. 001-13103) on March 27, 2003, and incorporated herein by reference); Amendment to the Amended and Restated Bylaws of CIBER, Inc., as adopted May 3, 2005 (filed as exhibit 99.2 to Registrant’s Form 8-K (Commission File No. 001-13103) on May 4, 2005, and incorporated herein by reference)

4.7	Form of Common Stock Certificate (filed with Registrant’s Registration Statement on Form S-1 (Commission File No. 33-74774) on February 2, 1994, and incorporated herein by reference)

4.8

Rights Agreement, dated as of August 31, 1998, between CIBER, Inc. and UMB Bank, N.A. (filed as exhibit 4.1 to Registrant’s Form 8-K (Commission File No. 001-13103) on September 16, 1998, and incorporated herein by reference); Amendment to Rights Agreement dated as of February 18, 2003, between CIBER, Inc. and UMB Bank, N.A. (filed as exhibit 4.2(ii) to Registrant’s Form 10-K (Commission File No. 001-13103) on March 27, 2003, and incorporated herein by reference)

4.9

First Amended and Restated Rights Agreement, dated as of May 2, 2008, between CIBER, Inc. and Wells Fargo Bank, N.A.  (filed as exhibit 4.2 to Registrant’s Amendment to the Registration Statement on Form 8-A (Commission File No. 001-13103) on May 2, 2008, and incorporated herein by reference)

5.1**	Opinion of Hogan & Hartson LLP regarding the legality of the securities being registered

12.1**	Computation of Earnings to Fixed Charges

23.1**	Consent of Ernst & Young LLP

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included in Signature Page)

25.1*	Statement of Eligibility of Trustee on Form T-1

*	To be filed by amendment or incorporated by reference in connection with the offering of specific securities.
**	Previously filed.